AUDIT COMMITTEE CHARTER
GRANDVIEW GOLD INC.
AUDIT COMMITTEE CHARTER

Name

There shall be a committee of the Board of Directors (the "Board") of Grandview Gold Inc. (the "Corporation") known as the Audit Committee.

General Purpose

The Audit Committee has been established to assist the Board in fulfilling its oversight responsibilities with respect to the following areas: the Corporation's external audit function; internal control and management information systems; the Corporation's accounting and financial reporting requirements; the Corporation's compliance with law and regulatory requirements; the Corporation's risks and risk management policies and such other functions as are delegated to it by the Board. Specifically, with respect to the Corporation's external audit function, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the quality and integrity of the Corporation's financial statements; the independent auditors' qualifications; and the performance of the Corporation's independent auditors. The Audit Committee is intended to facilitate and provide a means of open communication between management, the external auditors and the Board.

Composition and Qualifications

The Audit Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three (3) members who are appointed by the Board. The composition of the Audit Committee shall meet all applicable independence, financial literacy and other legal and regulatory requirements. More specifically, all members of the Audit Committee shall be "unrelated"1 and "financially literate"2 and at least one (1) member shall have "accounting or related financial experience"3. The Board shall designate the Chairman of the Audit Committee and in so doing shall consider the recommendation of the Governance and Compensation Committee. The Chairman shall have responsibility for overseeing that the Committee fulfills its mandate and duties effectively.

Each member of the Audit Committee shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board, following consideration of the recommendation of the Governance and Compensation Committee, may fill a vacancy which occurs in the Audit Committee at any time.

Meetings

The Chairman of the Audit Committee, in consultation with the Audit Committee members, shall determine the schedule and frequency of the Audit Committee meetings provided that the Audit Committee will meet at least four (4) times in each fiscal year and at least once in every fiscal quarter. The Audit Committee shall have the authority to convene additional meetings as circumstances require. A schedule for each of the meetings will be disseminated to Audit Committee members prior to the start of each fiscal year. A detailed agenda for each meeting will be disseminated to Audit Committee members as far in advance of each meeting as is practicable.

1 a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the company, other than interests and relationships arising from shareholding.
2 the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto.
3 the ability to analyse and interpret a full set of financial statements including the notes attached thereto, in accordance with generally accepted accounting principles.

The Audit Committee shall meet separately, periodically, with management, counsel and the external auditors. The Audit Committee shall meet separately with the external auditors at every meeting of the Audit Committee at which external auditors are present.

Responsibilities

The Audit Committee is mandated to carry out the following responsibilities:

A. External Auditors

1.

Subject to applicable law, the Audit Committee shall be responsible for the appointment, compensation, oversight and termination of the external auditor. The external auditor shall report directly to the Audit Committee and shall be accountable to the Board and Audit Committee as representatives of the shareholders.

2.	The Audit Committee shall pre-approve all non-audit mandates for services the external auditor shall undertake.

3.

The Audit Committee shall satisfy itself, on behalf of the Board, that the external auditor is independent of management. In assessing such independence, the Audit Committee shall discuss with the external auditors, and may require a letter from the external auditor outlining, any relationships between the external auditors and the Corporation or its affiliates.

4.

The Audit Committee shall review the audit plan of the external auditors, the integration of the external audit with the internal control program, and the results of the audit, which shall include reviewing the external auditor’s letter to management and management’s response thereto and other material written communications between management and the external auditors.

5.

The Audit Committee shall satisfy itself, annually or more frequently as the Audit Committee considers appropriate, as to the external auditors' internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any public enquiry, review, or investigation by governmental, professional or other regulatory authorities.

6.

The Audit Committee shall periodically review and discuss with management and the external auditors the quality and acceptability of the Corporation’s accounting policies and practices, the materiality levels which the external auditors propose to employ, any significant changes in the accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Corporation.

7.

The Audit Committee shall discuss with management and the external auditorsall alternative treatments of financial information within generally accepted accounting principles that have been discussed with management by the external auditors, the ramifications of these alternative treatments and the treatment preferred by the external auditors.

B. Financial Information

1.

The Audit Committee shall discuss with management and the external auditors whether the audited annual financial statements present fairly (in accordance with Canadian generally accepted accounting principles) in all material respects the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented and, where appropriate, recommend for approval to the Board, the annual audited financial statements of the Corporation.

2.

The Audit Committee shall discuss with management and the external auditors whether the unaudited quarterly financial statements present fairly (in accordance with generally accepted accounting principles) in all material respects the financial condition, results of operations and cash flows of the Corporation as of and for the periods presented and, where appropriate, recommend for approval to the Board, the unaudited quarterly financial statements of the Corporation.

3.

The Audit Committee shall review the Annual Report to Shareholders and other financial information (including the annual and quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operations, the Annual Information Form and any prospectus or offering circular) prepared by the Corporation with management and, where appropriate, recommend for approval to the Board and recommend for filing with regulatory bodies.

4.

The Audit Committee shall review any news releases and reports to be issued by the Corporation containing earnings guidance or financial information for research, analysts and rating agencies. The Audit Committee shall also review the Corporation's policies relating to financial disclosure and the release of earnings guidance and the Corporation's compliance with financial disclosure rules and regulations.

The Audit Committee shall discuss with management and the external auditors important trends and developments in financial reporting practices and requirements and their effect on the Corporation's financial statements.

C.	Internal Control

1.

The Audit Committee shall oversee the adequacy and effectiveness of the Corporation’s internal control systems, through discussions with the Corporation’s external auditors and management and shall report to the Board on an annual basis.

	2.	The Audit Committee shall review annually the Corporation’s Code of Business Conduct and its effectiveness and enforcement.

D.	Risk Management

1.

The Audit Committee shall review with management the principal risks facing the Corporation, and the policies, processes and procedures for management’s monitoring and managing of such risks or exposures. If necessary, the Audit Committee will mandate, monitor and evaluate the steps management has taken to monitor and manage such exposures, including insuring against such risks, where appropriate.

E.	Compliance with Legal and Regulatory Requirements

1.

The Audit Committee shall review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Corporation and any material reports or inquiries from regulatory or governmental agencies.

	2.	The Audit Committee shall review with counsel the adequacy and effectiveness of the Corporation's procedures to ensure compliance with the legal and regulatory responsibilities.

F.	Other

	1.	The Audit Committee shall also perform such other activities related to this Charter as requested by the Board.

	2.	The Audit Committee shall review and assess the adequacy of this Charter annually and shall submit any proposed changes to the Board for approval.

	3.	The Audit Committee may delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate.

Reporting

The Audit Committee shall report its deliberations and discussions regularly to the Board and shall submit to the Board the minutes of its meetings.

Resources

The Audit Committee shall have the authority, in its sole discretion, to retain independent legal, accounting and other consultants to advise the Audit Committee at the expense of the Corporation. The Audit Committee shall be provided with the necessary funding to compensate the external auditors and any other advisors they engage.

The Audit Committee may request any officer or employee of the Corporation or the Corporation’s external counsel or external auditors to attend a meeting of the Audit Committee or to meet with any member of, or consultants to, the Audit Committee. The Audit Committee shall have full access to all of the Corporation's books, records, facilities and personnel.

Complaints Procedure

Any director, officer or employee who has any concern or complaints regarding accounting, internal control or auditing matters or any potential violations of law or regulatory provisions may, in accordance with the Code of Business Conduct, make an anonymous submission to any member of the Audit Committee. The Audit Committee shall establish procedures for the review and resolution of such complaints.

Limitation on the Oversight Role of the Audit Committee

Nothing in this Charter is intended, or may be construed, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject. Each member of the Committee shall be entitled, to the fullest extent permitted by law, to rely on the integrity of those persons and organizations within and outside the Corporation from whom he or she receives financial and other information, and the accuracy of the information provided to the Corporation by such persons or organizations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles in Canada and applicable rules and regulations. These are the responsibility of management and the external auditors.